Filed Pursuant to Rule 424(b)(2)

Registration No. 333-121562

Prospectus Supplement

(To Prospectus Supplement dated September 30, 2005

and Prospectus dated September 7, 2005)

363,700 Shares

IMPAC MORTGAGE HOLDINGS, INC.

Common Stock

Pursuant to a Common Stock Sales Agreement dated September 30, 2005 between Impac Mortgage Holdings, Inc. (the “Company”) and Brinson Patrick Securities Corporation (“Brinson Patrick”), which has been filed as an exhibit to a report on Form 8-K with the Securities and Exchange Commission (“SEC”) on October 3, 2005, and which is incorporated by reference herein, during the three months ended December 31, 2005 the Company sold, through Brinson Patrick, as agent of the Company, an aggregate of 363,700 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), pursuant to ordinary brokers’ transactions on the New York Stock Exchange.

Gross Proceeds to Company (1)	$4,364,978
Commission to Agent	$131,132
Net Proceeds to Company	$4,233,846

On December 30, 2005, the closing price of the Company’s Common Stock on the New York Stock Exchange was $9.41.

(1)	Fees paid to the SEC were not used in the calculation.

This prospectus supplement should be read in conjunction with, and may not be delivered or utilized without, the prospectus, dated September 9, 2005 and the prospectus supplement, dated September, 30 2005.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus Supplement is dated February 8, 2006.